Exhibit 10.1

AMENDMENT TO

CELERA GENOMICS/APPLIED BIOSYSTEMS

MARKETING

AND

DISTRIBUTION AGREEMENT

AS OF FEBRUARY 4, 2005

AMENDMENT TO
CELERA GENOMICS/APPLIED BIOSYSTEMS
MARKETING AND DISTRIBUTION AGREEMENT

AMENDMENT TO CELERA GENOMICS/APPLIED BIOSYSTEMS MARKETING AND DISTRIBUTION AGREEMENT (this “Amendment”), dated as of the 4th day of February, 2005, by and among Applera Corporation (“Applera”), the Applied Biosystems Group of Applera (“ABI”), and the Celera Genomics Group of Applera (“CRA”).

RECITALS

WHEREAS, the parties have entered into a Celera Genomics/Applied Biosystems Marketing and Distribution Agreement effective as of April 1, 2002, and amended and restated as of June 22, 2004 (the “Agreement”);

WHEREAS, because ABI and CRA are both Applera businesses, the Agreement was originally entered into on the basis that the Applera Corporation Board of Directors (the “Board”) would retain authority over the Agreement and monitor performance thereunder;

WHEREAS, the terms and conditions of the Agreement were established based upon, among other things, assumptions by all of the parties regarding ABI’s development and commercialization of products covered by the Agreement;

WHEREAS, in light of the fact that ABI’s experience with the development and/or commercialization of some products covered by the Agreement has varied from original assumptions, and to further the interests of the parties based on their original intents when they entered into the Agreement, the parties have proposed amending (i) the Agreement as set forth herein to extend the term of the Agreement by five years, and (ii) the royalty schedule as currently in effect pursuant to Section 4.1 of Annex A to the Agreement in light of such extended term (such royalty schedule, as amended, is generally described in Schedule I attached hereto); and

WHEREAS, the amendments set forth herein, and the above-mentioned revisions to the royalty schedule, have been approved by the Board pursuant to Sections 4.1, 9, and 10 of Annex A to the Agreement.

NOW, THEREFORE, the parties hereto agree to the following amendments to Annex A to the Agreement:

1.    Section 4.1(a) of Annex A is hereby amended and restated in its entirety to read as follows:

In exchange for marketing and distribution rights for Covered Products as described in Section 1 above, AB shall pay Celera a royalty quarterly through AB’s 2017 fiscal year based on revenues from Related Products. The royalty shall be as heretofore approved by the Applera Board, subject to such amendments as the Applera Board shall from time to time approve.

2.    Section 7.1 of Annex A is hereby amended and restated in its entirety to read as follows:

Term. This Agreement shall become effective as of the Effective Date and shall terminate as of the close of business on June 30, 2017 (the “Term”), provided, however, that (a) any amounts payable by AB to Celera as of the termination date shall continue to be payable in accordance with the terms of this Agreement and (b) Section 7.2 below shall survive such termination.

IN WITNESS WHEREOF, the parties agree to the foregoing as of the date first written above.

APPLERA CORPORATION

By:	/s/ Tony L. White
Name: Tony L. White
Title: Chairman, President and
Chief Executive Officer

APPLIED BIOSYSTEMS GROUP OF APPLERA CORPORATION

By:	/s/ Catherine M. Burzik
Name: Catherine M. Burzik
Title: President

CELERA GENOMICS GROUP OF APPLERA CORPORATION

By:	/s/ Kathy Ordoñez
Name: Kathy Ordoñez
Title: President

Schedule I to Amendment

Description of New Royalty Schedule

For fiscal years prior to and including fiscal year 2005, the royalty rate is progressive, up to a maximum of 5%, with the level of sales; and from and including fiscal year 2006 through the remaining term of the Agreement, the royalty rate is fixed at 4%.